FOR IMMEDIATE RELEASE

FOR MORE INFORMATION: Alice Schwind
765.497.8458
aschwind@bioanalytical.com

BASi Appoints New Vice President of Sales & Marketing

WEST LAFAYETTE, IN, September 26, 2008 - BASi (Bioanalytical Systems, Inc.) (Nasdaq: BASI) has named Jon Brewer as Vice President - Sales and Marketing effective October 1, 2008. He replaces Emilio Córdova who has resigned from BASi to pursue other opportunities.

Mr. Brewer has nearly 25 years of experience as a sales and marketing executive in the pharmaceutical industry. Most recently he consulted with companies to develop and implement new business strategies. Prior to that he served as Vice President of Integrity Pharmaceuticals and continued in this role through the merger with Xanodyne, a specialty pharmaceutical company headquartered in Cincinnati, Ohio. He has a strong history of developing and executing product launches and sales strategies resulting in exceptional sales growth.

As part of his compensation package, the Company has agreed to grant Mr. Brewer incentive options to purchase 30,000 common shares under its 2008 Employee Incentive Stock Option Plan at the per-share market price at the close of business on the last trading day prior to the date Mr. Brewer commences employment with the Company. The option grants are contingent upon Mr. Brewer commencing employment with the Company.

BASi provides contract research services and unique analytical instruments to the world’s leading drug development companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking new drugs to market. Visit www.bioanalytical.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission.

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